150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

MamaMancini's Holdings, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Sections II.C and IV.B are replaced in their entirety as follows:

See attached.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

II.C

Dividends. Holders of Series A Preferred shares will be entitled to receive dividends out of any assets legally available, at a rate of eight percent (8%) per share per annum, payable quarterly on each of October 31, January 31, April 30 and July 31 of each year, beginning on October 31, 2015 (each a "Dividend Payment Date"). All dividends will be paid in either Common Stock (the "Dividend Shares") or in cash. The Holder may elect to receive such dividend payment in the form or cash or Dividend Shares, by indicating such election to the Company, in writing, by no later than five (5) Business Days prior to the Dividend Payment Date (the "Dividend Election Notice"); provided, however, if the Company does not receive the Dividend Election Notice prior to such deadline, the Company shall pay such dividends due and owing in form of cash or Dividend Shares as it shall determine in its sole and absolute discretion. The number of Dividend Shares issuable in lieu of cash dividends will be determined by dividing the amount of the dividend owed by the greater of (a) $1.25 or (b) the volume weighted average price of the Company's common stock during the 10 trading days immediately preceding the Dividend Payment Date.

Notwithstanding the foregoing, if and to the extent there are not funds legally available for the payment of dividends as of a Dividend Payment Date, then the dividends on the Series A Preferred shall be paid on such Dividend Payment Date in additional fully paid and non-assessable Dividend Shares.

IV.B

Automatic Conversion. The Series A Preferred will automatically convert into Common Stock at a Conversion Price of $1.25 per share (subject to adjustment as described in subparagraphs IV.C and IV.D hereof) upon the Company listing its securities on a national exchange, including without limitation, the NASDAQ Capital Market or New York Stock Exchange (each a "Principal Trading Market"); provided however, that if the Company should effectuate a reverse stock split in order to list on such a Principal Trading Market and the volume weighted average price of the Common Stock during the five trading days preceding the effective date of the reverse split is less than $1.25 per share, then conversion of the Series A Preferred will remain optional. Notwithstanding the foregoing, the Series A Preferred will automatically convert into Common Stock at a Conversion Price of $1.25 per share (or such other price as determined in accordance with the adjustment provisions of subparagraphs IV.C and IV.D hereof) if at any time (i) the Company's Common Stock should be listed on a Principal Trading Market; and (ii) the volume weighted average price of the Common Stock during any five consecutive trading days is at or above $1.25 per share if no reverse stock split has occurred or the equivalent price on an "as adjusted basis" if a reverse stock split has occurred.